Exhibit 15.1

The Board of Directors and Shareholders

Gulf Island Fabrication, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-46155) pertaining to the Long-Term Incentive Plan, the Registration Statement (Form S-8 No. 333-88466) pertaining to the 2002 Long-Term Incentive Plan, and the Registration Statement (Form S-3 No. 333-144673) of Gulf Island Fabrication, Inc., of our report dated July 24, 2009, relating to the unaudited condensed consolidated interim financial statements of Gulf Island Fabrication, Inc. that are included in its Form 10-Q for the quarter ended June 30, 2009.

/s/ Ernst & Young LLP

New Orleans, Louisiana

July 24, 2009